ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

COMBINED FINANCIAL STATEMENTS

As of and for the years ended

December 31, 2018 and 2017;

Report of Independent Auditors

ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Perrigo Company plc

We have audited the accompanying combined financial statements of the Animal Health business of Perrigo Company plc, which comprise the combined balance sheets as of December 31, 2018 and 2017, and the related combined statements of operations, equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Animal Health business of Perrigo Company plc at December 31, 2018 and 2017, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

July 2, 2019

ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	December 31, 2018	December 31, 2017
Net sales	$91,885	$143,294
Cost of sales	65,399	95,205
Gross profit	26,486	48,089

Operating expenses
Selling	16,379	15,451
Administration	12,558	15,448
Distribution	4,178	4,305
Research and development	2,878	3,400
Impairment charges	172,451	-
Total operating expenses	208,444	38,604

Operating (loss) income	(181,958)	9,485

Other income	(250)	-
(Loss) income before income taxes	(181,708)	9,485
Income tax benefit	(13,569)	(5,554)
Net (loss) income	$(168,139)	$15,039

See accompanying Notes to Combined Financial Statements.

 ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

COMBINED BALANCE SHEETS

(in thousands)

	December 31, 2018	December 31, 2017
Assets
Cash	$132	$120
Accounts receivable, net	6,517	11,694
Inventories	17,052	20,913
Prepaid expenses and other current assets	1,755	1,846
Total current assets	25,456	34,573
Property, plant and equipment, net	10,909	11,891
Goodwill and indefinite-lived intangible assets	29,633	158,601
Definite-lived intangible assets, net	38,616	104,248
Other non-current assets	11	36
Total non-current assets	79,169	274,776
Total assets	$104,625	$309,349
Liabilities and Equity
Accounts payable	$4,547	$6,907
Payroll and related taxes	1,330	2,210
Accrued customer programs	4,259	3,610
Accrued liabilities	1,274	1,165
Total current liabilities	11,410	13,892
Deferred income taxes	-	13,569
Other non-current liabilities	524	406
Total non-current liabilities	524	13,975
Total liabilities	11,934	27,867
Commitments and contingencies - Refer to Note 8
Net parent investment	92,691	281,482
Total liabilities and equity	$104,625	$309,349

See accompanying Notes to Combined Financial Statements.

ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	December 31, 2018	December 31, 2017
Cash Flows From (For) Operating Activities
Net income (loss)	$(168,139)	$15,039
Adjustments to derive cash flows
Depreciation and amortization	23,424	34,917
Impairment charges	172,451	-
Deferred income taxes	(13,569)	(14,533)
Other non-cash adjustments	650	957
Subtotal	182,956	21,341
Increase (decrease) in cash due to:
Accounts receivable	5,177	2,397
Inventories	3,861	1,953
Prepaid expenses and other current assets	91	1,178
Accounts payable	(2,360)	2,041
Payroll and related taxes	(880)	277
Accrued customer programs	649	(580)
Accrued liabilities	109	(1,251)
Other, net	220	360
Subtotal	6,867	6,375
Net cash from operating activities	21,684	42,755
Cash Flows From (For) Investing Activities
Additions to property, plant and equipment	(395)	(1,137)
Proceeds from sale of assets	-	7,000
Net cash from (for) investing activities	(395)	5,863
Cash Flows For Financing Activities
Transfer to Parent	(21,277)	(48,766)
Net cash for financing activities	(21,277)	(48,766)
Net increase (decrease) in cash and cash equivalents	12	(148)
Cash, beginning of period	120	268
Cash, end of period	$132	$120

See accompanying Notes to Combined Financial Statements.

ANIMAL HEALTH BUSINESS OF PERRIGO COMPANY PLC

COMBINED STATEMENTS OF EQUITY

(in thousands)

Total Equity
Balance at January 1, 2017	$ 314,655
Net income	15,039
Transfer to Parent	(48,212)
Balance at December 31, 2017	281,482
Net loss	(168,139)
Transfer to Parent	(20,652)
Balance at December 31, 2018	$92,691

See accompanying Notes to Combined Financial Statements.

NOTE 1 - BASIS OF PRESENTATION

The Company

Perrigo Company plc’s ("Perrigo" or the “Parent”) Animal Health reporting unit (“Animal Health business”) develops, manufactures, and markets a portfolio of pet health and wellness products in the U.S. These Combined Financial Statements reflect the Animal Health business of Perrigo.  The words "we", "us", "our" or the "Company" and similar words refer to the combined Animal Health business of Perrigo.

Basis of Presentation

The Animal Health business has not historically constituted a separate legal group. Stand-alone financial statements have not previously been prepared for the Animal Health business. The Combined Financial Statements as of and for the years ended December 31, 2018 and 2017 have been prepared on a stand-alone basis derived from the financial statements and related accounting records of the Parent. The accompanying Combined Financial Statements reflect the historical Statements of Operations, Balance Sheets, Statements of Cash Flows, and Statements of Equity of the Animal Health business as they were historically managed and are presented in conformity with the U.S. generally accepted accounting principles ("GAAP").

The Combined Balance Sheets reflect the assets and liabilities of the Parent that are either specifically identifiable or are directly attributable to the Animal Health business and its operations. The basis of the assets and liabilities attributable to the combined entity is historical cost. All intercompany transactions and accounts have been eliminated within the Animal Health business. All transactions between the Animal Health business and the Parent are considered to be effectively settled in the Combined Financial Statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions between the Animal Health business and the Parent is reflected in the Combined Statements of Cash Flows as a financing activity and in the Combined Balance Sheets as Net parent investment.

The Combined Financial Statements reflect allocations of direct and indirect expenses related to certain support functions including executive oversight, administration, legal, finance, operations, supply chain, information technology, quality, regulatory, compliance and employee-related costs that are provided on a centralized basis by the Parent. These expenses have been allocated to the Animal Health business based on direct usage or benefit where specifically identifiable, with the remaining allocated based on a  pro rata basis of revenue. Management believes the assumptions underlying the Combined Financial Statements, including the assumptions regarding allocation of expenses, are reasonable. However, the allocations may not be indicative of the actual expense that would have been incurred had the Company operated as an independent company for the periods presented. It is impractical to estimate what the standalone costs of the Animal Health business would have been in historical periods.

The income tax amounts in these Combined Financial Statements have been calculated based on a separate return method and presented as if the Animal Health business' operations were separate taxpayers in each respective jurisdiction.

The Animal Health business' Net parent investment in these Combined Financial Statements represents the excess of total assets over total liabilities. Net parent investment is primarily impacted by contributions from the Parent which are the result of treasury activities and net funding provided by or distributed to the Parent.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General Information

Use of Estimates

The preparation of the Combined Financial Statements in conformity with GAAP required us to make estimates and assumptions that affect the reported amounts and disclosures at the date of the Combined Financial Statements and the reported amounts of revenues and expenses during the reporting period. These estimates and underlying assumptions can impact all elements of the Combined Financial Statements, including but not limited to allocations of costs and expenses from the Parent. The estimates and associated assumptions are based on historical experience, complex judgments and various other factors that are believed to be reasonable under the circumstances but are inherently uncertain and unpredictable. Actual results could differ from these estimates.

As future events and their effects cannot be determined with certainty, the estimates and assumptions may prove to be incomplete, inaccurate or unanticipated events and circumstances may occur that might cause a change in the estimates and assumptions. We are subject to risks and uncertainties that may cause actual results to differ from estimated amounts, such as changes in competition, litigation, legislation and regulations. We will adjust the estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our Combined Financial Statements on a prospective basis unless they are required to be treated retrospectively under relevant accounting standards. It is possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimates.

Revenues

Revenue Recognition

We adopted ASU 2014-09 Revenue from Contracts with Customers and its related amendments (collectively, "ASC 606") on January 1, 2018 using the modified retrospective method for all contracts not completed as of the adoption date. The reported results for the periods in 2018 reflect the application of ASC 606 while the results for the comparable reporting periods in 2017 were prepared under the guidance of Revenue Recognition ("ASC 605").  The adoption of ASC 606 represents a change in accounting principle that closely aligns revenue recognition with the transfer of control of our products and will provide enhanced disclosures of the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers.

In accordance with ASC 606, revenue is recognized when or as a customer obtains control of promised products. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these products.

The adoption of ASC 606 has no impact to either reported Net sales to customers or Net income for the period ended December 31, 2018.

We generated all third-party revenue in the U.S. for the years ended December 31, 2018 and December 31, 2017.

Product Revenue

We recognize product revenue for our contract performance obligations at a point in time, when control has transferred to the customer. The transfer of title is the primary indicator that control has transferred which typically occurs upon shipment or delivery of products to customers. For customers upon which control transfers on delivery due to free on-board destination terms (“FOB”), an adjustment is recorded to defer revenue recognition over an estimate of days until control transfers at the point of delivery.

Net product sales include estimates of variable consideration for which accruals and allowances are established. Variable consideration for product sales consists primarily of chargebacks, rebates, and promotional and slotting allowances recorded on the Combined Balance Sheets as Accrued customer programs and sales returns recorded on the Combined Balance Sheets as a reduction to Accounts receivable. Where appropriate, these estimates take into consideration a range of possible outcomes in which relevant factors, such as historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns, are either probability weighted to derive an estimate of expected value or the estimate reflects the single most likely outcome. Overall, these reserves reflect the best estimates of the amount of consideration to which we are entitled based on the terms of the contract. Actual amounts of consideration ultimately received may differ from our estimates. If actual results in the future vary from the estimates, these estimates are adjusted, which would affect revenue and earnings in the period such variances become known.

Other Revenue Policies

We receive payments from our customers based on the terms established in each contract.  Amounts are recorded as accounts receivable when our right to consideration is unconditional.  The timing of the unconditional right to payment aligns with shipment or delivery of the product and the recognition of revenue.

Taxes collected from customers relating to product sales and remitted to governmental authorities are excluded from revenue.

Shipping and handling costs billed to customers are included in Net sales. Conversely, shipping and handling expenses we incur are included in Cost of sales.

Accounts Receivable

We maintain an allowance for doubtful accounts that reduces our receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall and industry-specific economic conditions, statutory requirements, historical and anticipated customer performance, historical experience with write-offs and the level of past-due amounts. Changes in these conditions may result in additional allowances. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The allowance for doubtful accounts is immaterial as of December 31, 2018 and December 31, 2017.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first-in first-out method. Costs include material and conversion costs. Inventory related to Research and Development ("R&D") is expensed at the point when it is determined the materials have no alternative future use.

We maintain reserves for estimated obsolete or unmarketable inventory based on the difference between the cost of the inventory and its estimated net realizable value. In estimating the reserves, management considers factors such as excess or slow-moving inventories, product expiration dating, products on quality hold, current and future customer demand and market conditions. Changes in these conditions may result in additional reserves.

Property, Plant and Equipment, net

Property, plant and equipment, net is recorded at cost and is depreciated using the straight-line method. Useful lives for financial reporting are 30 years for buildings and 1 to 15 years for machinery and equipment. Maintenance and repair costs are charged to earnings, while expenditures that increase asset lives are capitalized. Depreciation expense totaled $1,275 thousand and $1,540 thousand for the years ended December 31, 2018 and December 31, 2017, respectively.

We held the following property, plant and equipment, net (in thousands):

	December 31, 2018	December 31, 2017
Land	$1,885	$1,788
Buildings	5,401	5,401
Machinery and equipment	11,393	11,916
Gross property, plant and equipment	18,679	19,105
Less accumulated depreciation	(7,770)	(7,214)
Property, plant and equipment, net	$10,909	$11,891

We review buildings and machinery and equipment for impairment when indicators of impairment are evident by comparing the carrying value of the assets to their estimated future undiscounted cash flows.

Goodwill and Intangible Assets

Goodwill

Goodwill represents amounts paid for an acquisition in excess of the fair value of net assets received. Goodwill is tested for impairment annually on the first day of our fourth quarter, or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists.

The test for impairment requires us to make several estimates about fair value, most of which are based on projected future cash flows and market valuation multiples. The estimates associated with the goodwill impairment tests are considered critical due to the judgments required in determining fair value amounts, including projected discounted future cash flows. Changes in these estimates may result in the recognition of an impairment loss.

Indefinite-lived Intangible Assets

We have indefinite-lived trademarks, trade names, and brands tested for impairment annually on the first day of our fourth quarter, or more frequently if changes in circumstances or the occurrence of events suggest an impairment exists. An impairment loss is recognized if the carrying amount of the asset is not recoverable and its carrying amount exceed its fair value.

Definite-lived Intangible Assets

We have definite-lived intangible assets acquired through various business acquisitions and include a portfolio of customer relationships and distribution networks, developed product technology,  formulations and product rights, distribution and license agreements and supply agreements, trademarks, trade names, and brands, and non-compete agreements.  The assets are typically initially valued using the relief from royalty method. The assets are amortized on either a straight-line basis or proportionately to the benefits derived from those relationships or agreements. Useful lives vary by asset type and are determined based on the period over which the intangible asset is expected to contribute directly or indirectly to our future cash flows.

Goodwill, indefinite-lived intangible asset and definite-lived intangible asset impairments of $172,451 thousand were recorded in Impairment charges on the Combined Statements of Operations for the year ended December 31, 2018.

Income Taxes

 We are included in the consolidated U.S. federal and certain state income tax returns of Perrigo, where applicable. The tax provision and current and deferred tax balances have been prepared on a separate-return basis as if the Company were a separate filer. Any differences between actual amounts paid or received by the Company have been reflected in Net parent investment.

We record deferred income tax assets and liabilities on the balance sheets as noncurrent based upon the difference between the financial reporting and the tax reporting basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.

To the extent that available evidence raises doubt about the realization of a deferred income tax asset, a valuation allowance is established. In the event we determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes

We record reserves for uncertain tax positions to the extent it is more likely than not that the tax position will be sustained on audit, based on the technical merits of the position. Periodic changes in reserves for uncertain tax positions are reflected in the provision for income taxes. We include interest and penalties attributable to uncertain tax positions and income taxes as a component of our income tax provision.

Legal Contingencies

We are involved in product liability, patent, commercial, regulatory and other legal proceedings that arise in the normal course of business. We record a liability when a loss is considered probable and the amount can be reasonably estimated. If the reasonable estimate of a probable loss is a range and no amount within that range is a better estimate, the minimum amount in the range is accrued. If a loss is not probable or a probable loss cannot be reasonably estimated, no liability is recorded. We established reserves for certain of our legal matters. We also separately record any insurance recoveries that are probable of occurring.

Research and Development

All R&D costs, including payments related to products under development and research consulting agreements, are expensed as incurred. We may continue to make non-refundable payments to third parties for new technologies and for R&D work that has been completed. These payments may be expensed at the time of payment depending on the nature of the payment made.

Collaboration Agreements

We may collaborate with other animal health companies to develop certain products. Our policy on accounting for costs of collaborations determines the timing of the recognition of development costs and determines whether the costs are classified as development expense or capitalized as an asset. Management is required to form judgments with respect to the commercial status of such products in determining whether development costs meet the criteria for immediate expense or capitalization.

Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable.

Level 1:Quoted prices for identical instruments in active markets.

Level 2:Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3:Valuations derived from valuation techniques in which one or more significant inputs are not observable.

There were no transfers among Level 1, 2, and 3 during the years ended December 31, 2018 or December 31, 2017. Our policy regarding the recording of transfers between levels is to record any such transfers at the end of the reporting period.

The carrying amounts of our other financial instruments consisting of cash, accounts receivable, and accounts payable approximate their fair value.

Recent Accounting Standard Pronouncements

Below are recent accounting standard updates that we adopted or are still assessing to determine the effect on our Combined Financial Statements. We do not believe that any other recently issued accounting standards could have a material effect on our Combined Financial Statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Recently Issued Accounting Standards Not Yet Adopted
Standard	Description	Effective Date	Effect on the Financial Statements or Other Significant Matters
ASU 2016-02 Leases (Topic 842) and subsequent amendments

This guidance was issued to increase transparency and comparability among organizations by requiring recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. For leases with a term of 12 months or less, lessees are permitted to make an election to not recognize right-of-use assets and lease liabilities. The guidance is required to be adopted using the modified retrospective approach.

January 1, 2019

We plan to adopt the standard using the modified retrospective approach on the effective date. Upon adoption, we intend to apply the transition package of practical expedients allowed by the standard and to transition to the standard by recognizing a cumulative-effect adjustment to the opening balance of retained earnings. We expect our financial statement disclosures to be expanded to present additional qualitative and quantitative details of our leasing arrangements.

We have substantially completed: (1) our identification of the global lease population, (2) the data migration to a lease integration tool that will support the accounting and disclosure requirements under the standard, (3) the testing and review phase of the tool, and (4) designing processes and internal controls over the post-implementation leasing activities.

Based on our current lease portfolio, in the period of adoption we anticipate recognizing operating lease liabilities and operating lease assets of approximately $11,200 to $11,500 thousand on our Combined Balance Sheets. We anticipate an immaterial impact on our Combined Statement of Operations.

ASU 2017-04 Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill

The objective of this update is to reduce the cost and complexity of subsequent goodwill accounting and simplify the impairment test by removing the Step 2 requirement to perform a hypothetical purchase price allocation when the carrying value of a reporting unit exceeds its fair value. If a reporting unit’s carrying value exceeds its fair value, an entity would record an impairment charge based on that difference, limited to the amount of goodwill attributed to that reporting unit. This will not change the guidance on completing Step 1 of the goodwill impairment test and would be applied prospectively. Early adoption is permitted

		January 1, 2020	We are currently evaluating the implications of adoption on our Combined Financial Statements.
ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement	This guidance amends ASC 820 to add, remove, and modify certain disclosure requirements for fair value measurements.	January 1, 2020	We are currently evaluating the implications of adoption on our Combined Financial Statements.

ASU 2018-18 Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606

This guidance amends ASC 808 to clarify that certain transactions between participants in a collaborative arrangement should be accounted for under ASC 606 when the counterparty is a customer. The proposed guidance would be applied retrospectively to the date of initial adoption of Topic 606.

		January 1, 2020	We are currently evaluating the implications of adoption on our Combined Financial Statements.

ASU 2016-13: Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

ASU 2018-19 Codification Improvements for Topic 326: Measurement of Credit Losses on Financial Instruments

This guidance changes the impairment model for most financial assets and certain other instruments, replacing the current "incurred loss" approach with an "expected loss" credit impairment model, which will apply to most financial assets measured at amortized cost, and certain other instruments, including trade and other receivables, loans, held-to-maturity debt securities and off-balance sheet credit exposures such as letters of credit.

		January 1, 2020	We are currently evaluating the implications of adoption on our Combined Financial Statements.

NOTE 3 - RELATED PARTY TRANSACTIONS

We have not historically operated as a standalone business and have various relationships with the Parent whereby the Parent provides services to us.

Corporate Overhead and Other Allocations from Perrigo

The following table summarizes corporate overhead and other allocations from Perrigo included in the Combined Financial Statements for the years ended December 31, 2018 and December 31, 2017 (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017
Cost of sales	$679	$1,111
Selling	1,370	1,853
Administration	4,721	3,950
	$6,770	$6,914

Cash

The Parent uses a centralized approach to cash management and financing of operations for its subsidiaries. The Animal Health entities are party to the Parent’s cash pooling arrangements with certain financial institutions to maximize the availability of cash for general operating and investing purposes. Under these cash pooling arrangements, cash balances are swept regularly from the Animal Health business’ accounts. Certain treasury activities are recorded to reflect net cash collections as distributed to the Parent and net cash outlays as provided by the Parent and are reflected as elements of Net parent investment.

Debt

The Animal Health business is not the borrower or primary obligor for any third-party borrowing arrangements. Additionally, Perrigo’s third-party debt and the related interest expense have not been allocated to the Company for any of the periods presented as the Company was not the legal obligor of the debt and Perrigo borrowings were not directly attributable to the Company’s business.

Share-Based Awards

Our share-based compensation programs include grants to Animal Health business employees under the Parent’s share-based compensation plans. We measure and record compensation expense for all share-based awards based on estimated grant date fair values, and net of any estimated forfeitures over the vesting period of the awards. Forfeiture rates are estimated at the grant date based on historical experience and adjusted in subsequent periods for any differences in actual forfeitures from those estimates. Share-based compensation costs related to our employees were immaterial for the years ended December 31, 2018 and December 31, 2017.

Post Employment Plans

Our employees participate in a qualified profit-sharing and investment plan under Section 401(k) of the IRS sponsored by Perrigo.  Our contributions to the plan include an annual nondiscretionary contribution of 3% of an employee’s eligible compensation and a discretionary contribution at the option of the Perrigo Board of Directors. The costs of such plans related to the employees of the Animal Health business were immaterial for the years ended December 31, 2018 and December 31, 2017.

NOTE 4 – COLLABORATION AGREEMENTS

Effective March 19, 2018, we entered into a product development and asset purchase agreement with a third party for four product formulations in development by the third party.  We accounted for the transaction as an asset acquisition based on our assessment that we did not acquire any substantive processes related to the creation of outputs from the third party.  Upon signing the agreement, we paid a $250 thousand non-refundable upfront fee which was recorded in R&D expense because the in-process research and development product formulations have no alternative use.  We may make up to $24,300 thousand of additional payments over the course of the next several years contingent on achievement of certain development, regulatory approval, and sales milestones.  There can be no assurance that these products will be approved by the U.S. Food and Drug Administration (“FDA”) on the anticipated schedule or at all.  Consideration paid after FDA approval will be capitalized and amortized to cost of goods sold over the economic life of each product.

NOTE 5 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes in the carrying amount of goodwill were as follows (in thousands):

Goodwill
Balance at January 1, 2017	$125,601
Impairment	-
Balance at December 31, 2017	125,601
Impairment	(95,968)
Balance at December 31, 2018	$29,633

We had accumulated impairments of $113,164 thousand and $17,196 thousand for the years ended December 31, 2018 and December 31, 2017, respectively.

Intangible Assets

Intangible assets and the related accumulated amortization consisted of the following (in thousands):

	December 31, 2018		December 31, 2017
	Gross	Accumulated Amortization	Gross	Accumulated Amortization
Indefinite-lived intangibles:
Trademarks, trade names, and brands	$-	$-	$33,000	$-
Total Indefinite-lived intangibles	-	-	33,000	-
Definite-lived intangibles:
Customer relationships and distribution networks	18,700	6,512	18,700	5,519
Developed product technology, formulations, and product rights	11,140	746	66,140	34,699
Distribution and license agreements and supply agreements	10,000	556	141,000	87,530
Trademarks, trade names, and brands	6,800	210	7,600	1,444
Non-compete agreements	4,260	4,260	4,260	4,260
Total definite-lived intangibles	50,900	12,284	237,700	133,452
Total intangibles assets	$50,900	$12,284	$270,700	$133,452

The remaining weighted-average useful life for our amortizable intangible assets by asset class at December 31, 2018 was as follows:

Amortizable Intangible Asset Category	Remaining Weighted-Average Useful Life (Years)
Customer relationships and distribution networks	15
Developed product technology, formulations, and product rights	4
Distribution and license agreements and supply agreements	5
Trademarks, trade names, and brands	10

We recorded amortization expense of $22,149 thousand and  $33,377 thousand during the years ended December 31, 2018 and December 31, 2017, respectively.

Our estimated future amortization expense is as follows (in thousands):

Year	Amount
2019	$6,777
2020	6,745
2021	6,732
2022	6,032
2023	2,296
Thereafter	10,030

Impairments

During the year ended December 31, 2018, the Animal Health business experienced declines in its year-to-date financial results and had indications of potential impairment due to changes in channel dynamics, a strategic decision to re-prioritize our brands, and a decline in the forecasted outlook of the business. Step one of the goodwill impairment test indicated that the fair value of the Animal Health business was below its net book value. We also performed a recoverability test of the definite-lived intangibles and determined a significant asset group was not recoverable and determined the fair value of the indefinite-lived intangible asset had fallen below its net book value. Based on our evaluation, we recorded $172,451 thousand in impairments comprised of a $95,968 thousand goodwill impairment, a brand indefinite-lived intangible asset impairment charge of $27,600 thousand, a developed product technology and distribution agreement definite-lived intangible asset impairment of $41,571 thousand, a supply agreement definite-lived intangible asset impairment of $2,784 thousand, and a trade name and trademark definite-lived intangible asset impairment of $4,528 thousand.

During the year ended December 31, 2018,  as a result of the strategic decision to re-prioritize a brand within the indefinite-lived asset, we reassessed the useful life of the indefinite-lived intangible asset and reclassified a $5,400 indefinite-lived intangible asset to a definite-lived asset.

When determining the fair value of our Animal Health business for the year ended December 31, 2018, we utilized a combination of comparable company market and discounted cash flow techniques. In our comparable company market approach, we considered observable market information and transactions for companies that we deemed to be of a comparable nature, scope, and size of animal health (Level 2 inputs). Our cash flow projections included revenue assumptions related to new products, product line extensions, and existing products, plus gross margin, advertising and promotion, and other operating expenses based on the growth plans (Level 3 inputs). In our discounted cash flow analysis, we utilized projected sales growth rate and discount rate assumptions of 2.5% and 9.8%, respectively. The discount rate correlates with the required investment return and risk that we believe market participants would apply to the projected growth. In addition, we burdened projected free cash flows with the capital spending deemed necessary to support the cash flows and applied the jurisdictional tax rate of 22.8%. We weighted indications of fair value resulting from the market approach and present value techniques, considering the reasonableness of the range of measurements and the point within the range that we determined was most representative of fair market.

When assessing our animal health indefinite-lived intangible asset for the year ended December 31, 2018, we utilized a multi-period excess earnings method ("MPEEM") to determine the fair value of the intangible asset. Our cash flow projections included revenue assumptions related to new products, product line extensions, and existing products. We utilized long-term growth rate and discount rate assumptions of (0.3)% and 9.8%, respectively, and we applied a jurisdictional tax rate of 22.8%.

When assessing our animal health definite-lived assets for impairment for the year ended December 31, 2018, we utilized a combination of MPEEM and relief from royalty methods to determine the fair values of definite-lived assets within the asset group. The projected financial information, inputs, and assumptions utilized were consistent with those utilized in the goodwill discounted cash flow analysis described above.

NOTE 6 - INVENTORIES

Major components of inventory were as follows (in thousands):

	December 31, 2018	December 31, 2017
Raw materials	$6,428	$5,340
Work in process	1,187	1,980
Finished Goods	9,437	13,593
Total inventories	$17,052	$20,913

Inventories are net of reserves of $1,567 thousand and $3,383 thousand as of December 31, 2018 and December 31, 2017, respectively.

NOTE 7 - INCOME TAXES

The components of income tax expense (benefit) are summarized as follows (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017
Federal	$ -	$ 8,745
State	-	234
Total current tax expense	-	8,979

Federal	(12,201)	(14,165)
State	(1,368)	(368)
Total deferred tax benefit	(13,569)	(14,533)
Total income tax benefit	$(13,569)	$(5,554)

A reconciliation of the provision based on the statutory income tax rate to our effective income tax rate is as follows:

	Year Ended
	December 31, 2018	December 31, 2017
Statutory rate	21.0%	35.0%
State income taxes, net of federal benefit	0.6	(8.1)
Tax law changes	-	(87.8)
Valuation allowance changes	(9.3)	9.1
Permanent differences	-	(6.8)
Impairment	(4.9)	-
Effective income tax rate	7.4%	(58.6) %

The effective income tax rate for the year ended December 31, 2018 increased in comparison to the prior year primarily due to the one-time benefit from the remeasurement of the deferred tax assets recorded in 2017 from 35% to 21% pursuant to the U.S. Tax Act, partially offset by additional valuation allowance recorded in 2018.

Deferred income taxes arise from temporary differences between the financial reporting and the tax reporting basis of assets and liabilities and operating loss and tax credit carryforwards for tax purposes. The components of our net deferred income tax asset (liability) were as follows (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017
Deferred income tax asset (liability):
Depreciation and amortization	$14,985	$(15,508)
Loss and credit carryforwards	10,898	9,874
Inventory basis differences	580	971
Accrued liabilities	440	488
Other, net	(313)	(378)
Gross deferred income tax asset (liability)	26,590	(4,553)
Valuation allowance	(26,590)	(9,016)
Net deferred income tax liability	$-	$(13,569)

The above amounts are classified on the Combined Balance Sheets as follows (in thousands):

	Year Ended
	December 31, 2018	December 31, 2017
Assets	$-	$-
Liabilities	-	(13,569)
Net deferred income tax liability	$-	$(13,569)

We have federal operating loss carryforwards of $28,243 thousand and $23,631 thousand at December 31, 2018 and December 31, 2017. We have state operating loss carryforwards of $33,336 thousand and $33,115 thousand, for the years ended December 31, 2018 and December 31, 2017, respectively. We have state credits of $2,970 thousand for the years ended December 31, 2018 and December 31, 2017. Operating loss carryforwards and credits have no expiration.

Perrigo files income tax returns in numerous jurisdictions and is therefore subject to audits by tax authorities in each jurisdiction. Although we believe that our tax estimates are reasonable and that we prepare our tax filings in accordance with all applicable tax laws, the final determination with respect to any tax audit and any related litigation could be materially different from our estimates or from our historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on operating results and/or cash flows in the periods for which that determination is made. In addition, future period earnings may be adversely impacted by litigation costs, settlements, penalties, and/or interest assessments.

Perrigo has ongoing audits in multiple jurisdictions, the resolution of which remains uncertain. The IRS is currently auditing Perrigo’s U.S. federal tax years for the fiscal years ended June 29, 2013, June 28, 2014, and June 27, 2015.

Tax Law Changes

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (“U.S. Tax Act”). The U.S. Tax Act includes a number of significant changes to existing U.S. tax laws that impact us. These changes include a corporate income tax rate reduction from 35% to 21% and the elimination or reduction of certain U.S. deductions and credits including limitations on the U.S. deductibility of interest expense and executive compensation. The U.S. Tax Act also transitions the U.S. taxation of international earnings from a worldwide system to a modified territorial system. These changes were effective beginning in 2018. The U.S. Tax Act also includes a one-time mandatory deemed repatriation tax on accumulated U.S. owned foreign corporations’ previously untaxed foreign earnings (“Transition Toll Tax”). Perrigo paid our full Transition Toll Tax liability as of December 31, 2018.

For the year ended December 31, 2017, we recorded an income tax benefit of $8,325 thousand in connection with the remeasurement of certain deferred tax assets and liabilities. For the year ended December 31, 2018, we completed the accounting for the income tax effects of the U.S. Tax Act. Based on additional guidance issued by the IRS and updates to our calculations, no additional tax expense was recorded.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

We lease certain assets, principally warehouse facilities and computer equipment, under agreements that expire at various dates through the year ended December 31, 2022. Certain leases contain provisions for renewal and purchase options and require us to pay various related expenses. Future non-cancelable minimum operating lease commitments are as follows (in thousands):

Due	Amount
2019	$2,321
2020	2,239
2021	1,917
2022	30

Rent expense under all leases was $2,396 thousand and $2,483 thousand for the years ended December 31, 2018 and December 31, 2017, respectively.

At December 31, 2018, we had non-cancelable purchase obligations totaling $4,921 thousand consisting of contractual commitments to purchase materials. The obligations are expected to be paid within one year.

In view of the inherent difficulties of predicting the outcome of various types of legal proceedings, we cannot determine the ultimate resolution of the matters described below. We establish reserves for litigation and regulatory matters when losses associated with the claims become probable and the amounts can be reasonably estimated. The actual costs of resolving legal matters may be substantially higher or lower than the amounts reserved for those matters. For matters where the likelihood or extent of a loss is not probable or cannot be reasonably estimated as of December 31, 2018 and December 31, 2017 we have not recorded a loss reserve. If certain of these matters are determined against us, there could be a material adverse effect on our financial condition, results of operations, or cash flows. We currently believe we have valid defenses to the claims in these lawsuits and intend to defend these lawsuits vigorously regardless of whether or not we have a loss reserve. Other than what is disclosed below, we do not expect the outcome of the litigation matters to which we are currently subject to, individually or in the aggregate, have a material adverse effect on our financial condition, results of operations, or cash flows.

Perrigo v. Merial (U.S. District Court – N.D. Georgia)

This case was brought by Perrigo in December 2014 for breach of a patent settlement agreement. Following a trial the week of March 4, 2019, the jury returned a verdict in Perrigo’s favor in the amount of $2,000 thousand. On April 5, 2019, Merial filed a motion for a judgment notwithstanding the verdict, and disposition of that motion is currently pending.  A related case in the Western District of Michigan has been dismissed, and Merial is seeking leave to appeal that dismissal.

NOTE 9 - SUBSEQUENT EVENTS

We evaluated subsequent events from the balance sheet through July 2, 2019, the date at which these Combined Financial Statements were available to be issued, and determined that there were no other material items to disclose.